Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
February 14, 2012	Dubai	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Kilroy Realty Corporation	Los Angeles	Tokyo
12200 W. Olympic Boulevard, Suite 200	Madrid	Washington, D.C.
Los Angeles, California 90064	Milan

Re:                             Kilroy Realty Corporation

Ladies and Gentlemen:

We have acted as tax counsel to Kilroy Realty Corporation, a Maryland corporation (the “Company”) in connection with the sale on the date hereof by the Company of 9,487,500 shares of common stock of the Company, par value $0.01 per share, pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2011 (Registration Nos. 333-172560 and 172560-1) (as so filed, the “Registration Statement”), (ii) a base prospectus dated March 1, 2011 (the “Base Prospectus”), (iii) a preliminary prospectus supplement dated February 8, 2012 (the “Preliminary Prospectus Supplement,” and together with the documents incorporated by reference therein, including the Company’s Current Report on Form 8-K filed with the Commission on February 8, 2012 (the “Current Report”), and the Base Prospectus, the “Preliminary Prospectus”), (iv) a prospectus supplement dated February 9, 2012 (the “Prospectus Supplement,” and together with the documents incorporated by reference therein, including the Current Report, and the Base Prospectus, the “Prospectus”), and (v) an underwriting agreement, dated February 9, 2012 (the “Underwriting Agreement”), among Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule A of the Underwriting Agreement, the Company and Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”).  This opinion is based on certain assumptions and factual representations, including the facts set forth in the Registration Statement, the Preliminary Prospectus and the Prospectus concerning the business, assets and governing documents of the Company, the Operating Partnership and their subsidiaries.  We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the

Operating Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”).

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion.  For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate.  In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification.  In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.              Commencing with the Company’s taxable year ending December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code; and

2.              The statements in Exhibit 99.2 to the Current Report under the heading “United States Federal Income Tax Considerations” and in the Preliminary Prospectus and the Prospectus under the heading “Supplemental United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively.  Any such change may affect the conclusions stated herein.  Also, any variation or difference in the facts from those set forth in the Registration Statement, Preliminary Prospectus, Prospectus, Exhibit 99.2 to the Current Report, or Officer’s Certificate may affect the conclusions stated herein.  As described in Exhibit 99.2 to the Current Report, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP.  Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.  This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is rendered only to you and is solely for your benefit in connection with the Prospectus upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or corporation, for any purpose, without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K filed with the Commission as of the date hereof, and to the reference to our firm name in the Prospectus under the captions “Supplemental United States Federal Income Tax Considerations—Taxation of the Company” and “Legal Matters.”  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP